Exhibit 10.15

SECOND AMENDMENT AND MODIFICATION

TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 22nd day of March, 2005, by and among KENEXA TECHNOLOGY, INC. (“Borrower”), PNC BANK, NATIONAL ASSOCIATION, as Agent (“Agent”) and the financial institutions from time to time a party to the Loan Agreement (as defined below) (collectively, the “Lenders”).

BACKGROUND

A. Pursuant to that certain Revolving Credit and Security Agreement dated July 15, 2003 by and among Borrower, Agent and Lenders (as amended by that certain First Amendment and Waiver dated October 10, 2003 and as the same may hereafter be further amended, modified or restated from time to time, being referred to herein as the “Loan Agreement”), Lenders agreed, inter alia, to extend to Borrower a line of credit in a maximum principal amount of Ten Million Dollars ($10,000,000.00).

B. Borrower has requested and Agent and Lenders have agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.

C. All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

(a) The definition of “Business Day” set forth in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.”

(b) The definition of “Revolving Interest Rate” set forth in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the Alternate Base Rate with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus two and one half of one percent (2.5%) with respect to Eurodollar Rate Loans.”

(c) The following definitions are hereby added to Section 1.2 of the Loan Agreement in the alphabetical order in which they would otherwise appear:

““Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.”

““Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by PNC) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA as shown on

Eurodollar Rate = Dow Jones Markets Service display page 3750 or appropriate successor

1.00 - Reserve Percentage.”

““Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.”

““Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).”

““Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.”

2. Procedure for Revolving Advances Borrowings. Section 2.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“2.2 Procedure for Revolving Advances Borrowing.

(a) Borrower may notify Agent prior to 11:00 a.m. on any Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent at least three (3) Business Days’ prior written notice, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) and in integral multiples of One Hundred Thousand Dollars ($100,000.00) thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one month; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If

Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than three (3)Eurodollar Rate Loans, in the aggregate.

(e) At its option and upon three (3) Business Days’ prior written notice, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.”

3. Interest. Section 3.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.1 Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to, the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Loans plus two (2%) percent and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two percent (2%) (as applicable, the “Default Rate”).”

4. Facility Fee. The reference to “three hundred seventy-five thousandths of one percent (.375%) per annum” set forth in Section 3.3 of the Loan Agreement is hereby deleted in its entirety and replaced with “twenty-five hundredths of one percent (.25%) per annum”.

5. Collateral Evaluation Fee. Section 3.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.4 Intentionally Deleted.”

6. Basis for Determining Interest Rate Inadequate or Unfair. Section 3 of the Loan Agreement is hereby amended by adding the following as Section 3.11 thereto:

“3.11 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.”

7. Collection of Receivables.

(a) Section 4.15(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Collection of Receivables. Borrower will collect its accounts receivable only in the ordinary course of business. All accounts receivable collections of Borrower and all checks, drafts and other monies received by Borrower which are proceeds of the Collateral will be deposited in Borrower’s operating account maintained at PNC. Upon request by Agent, Borrower will notify all of its account debtors to forward all accounts receivable collections owed to Borrower to a lockbox maintained by PNC, or such other financial institution determined by Agent, and will forward all other checks, drafts and monies received by Borrower which are proceeds of the Collateral to such lockbox. Borrower will execute such lockbox agreements as may be required by Agent and will pay all customary fees in connection with any lockbox arrangement.”

(b) Section 4.15(h) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(h) Intentionally Deleted.”

8. Financial Covenants.

(a) Tangible Net Worth. Section 6.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.5 Tangible Net Worth. Commencing with Holding’s fiscal quarter ended December 31, 2004, cause Holdings to maintain, on a consolidated basis with its consolidated Subsidiaries, a Tangible

Net Worth as of the end of each fiscal quarter of not less than an amount equal to the sum of $8,700,000.00 plus one-half of the Net Income of Holdings and its consolidated Subsidiaries for such fiscal quarter then ended. Solely for purposes of calculating Borrower’s compliance with this covenant, Net Income of a negative amount shall be deemed to equal zero (-0-).”

(b) Fixed Charge Coverage. Section 6.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.7 Fixed Charge Coverage. Cause Holdings to maintain, on a consolidated basis with its consolidated Subsidiaries, a Fixed Charge Coverage Ratio (calculated as if Holdings was the Person making Senior Debt Payments) of not less than 1.10 to 1.00 for the four fiscal quarters ended December 31, 2004, and each period of four consecutive fiscal quarters ending thereafter.”

(c) Capital Expenditures. Section 7.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).”

9. Reporting Requirements.

(a) Borrowing Base Certificate. Section 9.2(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b) a Borrowing Base Certificate (which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) (i) on or before the fifteenth (15th) day of each month provided that Revolving Advances were outstanding as of the last day of the prior month (which shall be calculated as of the last day of the prior month) and (ii) as a condition of each Revolving Advance (which shall be calculated (A) as of the last day of the prior month if such Revolving Advance is requested after the fifteenth (15th) day of a month and (B) as of the last day of the month immediately preceding the prior month if such Revolving Advance is requested on or before the fifteenth (15th) day of a month) and”

(b) Annual Financial Statements. The reference to “ninety (90) days” set forth in Section 9.7 of the Loan Agreement is hereby deleted in its entirety and replaced with “one hundred twenty (120) days”.

(c) Quarterly Financial Statements. The reference to “thirty (30) days” set forth in Section 9.8 of the Loan Agreement is hereby deleted in its entirety and replaced with “forty-five (45) days”.

(d) Monthly Financial Statements. Section 9.9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“9.9 Intentionally Deleted.”

10. Prepayment Fee. The last sentence of Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to one percent (1%) of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or before July 14, 2005.”

11. Amendment Fee. Upon execution of this Amendment, Borrower shall pay to Agent an amendment fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500.00) (the “Amendment Fee”), which fee may be charged as a Revolving Advance or charged to any bank account of Borrower maintained with Agent or any Lender. The foregoing Amendment Fee is in addition to the interest and other amounts which Borrower is required to pay under the Other Documents, and is fully earned and nonrefundable.

12. Amendment/References. The Loan Agreement and the Other Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Other Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; and (b) the “Other Documents” shall include this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof.

13. Release. Borrower acknowledges and agrees that it has no claims, suits or causes of action against Agent or any Lender and hereby remises, releases and forever discharges Agent, each Lender, each of their officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

14. Additional Documents: Further Assurances. Borrower covenants and agrees to execute and deliver to Agent and Lenders, or to cause to be executed and delivered to Agent and Lenders contemporaneously herewith, at the sole cost and expense of Borrower, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Agent or any Lender may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Agent or any Lender herein or in any of the Other Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral. All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its sole discretion. Borrower hereby authorizes Agent to file, at Borrower’s cost and expense, financing statements, amendments thereto and other items as Agent may require to evidence or perfect Agent’s and each Lender’s continuing security interest and liens in and against the Collateral. Borrower agrees to join with Agent and Lenders in notifying any third party with possession of any Collateral of Agent’s or any Lender’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent and Lenders. Borrower will cooperate with Agent and Lenders in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.

15. Further Agreements and Representations. Borrower does hereby:

(a) ratify, confirm and acknowledge that the statements contained in the foregoing Background are true and complete and that, as amended hereby, the Loan Agreement and the Other Documents are in full force and effect and are valid, binding and enforceable against Borrower and its assets and properties, all in accordance with the terms thereof, as amended;

(b) covenant and agree to perform all of Borrower’s obligations under the Loan Agreement and the Other Documents, as amended;

(c) acknowledge and agree that as of the date hereof, Borrower has no defense, set-off, counterclaim or challenge against the payment of any Obligations or the enforcement of any of the terms of the Loan Agreement or of the Other Documents, as amended;

(d) acknowledge and agree that, except as heretofore disclosed to Agent by Borrower in writing, all representations and warranties of Borrower contained in the Loan Agreement and/or the Other Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e) represent and warrant that no Default or Event of Default exists;

(f) covenant and agree that Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the Other Documents; and

(g) acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of the Note, the Loan Agreement or of any of the Other Documents and does not constitute a release, termination or waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Agent or any Lender in any of the Other Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all Obligations.

Borrower acknowledges and agrees that Agent and Lenders are relying on the foregoing agreements, confirmations, representations and warranties of Borrower and the other agreements, representations and warranties of Borrower contained herein in agreeing to the amendments contained in this Amendment.

16. Fees, Cost, Expenses and Expenditures. Borrower will pay all of Agent’s and each Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses and disbursements of counsel retained by Agent or any Lender and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.

17. No Waiver. Nothing contained herein constitutes an agreement or obligation by Agent or any Lender to grant any further amendments to the Loan Agreement or any of the Other Documents. Nothing contained herein constitutes a waiver or release by Agent or any Lender of any Event of Default or of any rights or remedies available to Agent or any Lender under the Other Documents or at law or in equity.

18. Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the Other Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and Other Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

19. Binding Effect. This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

20. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York.

21. Severability. The provisions of this Amendment, the Loan Agreement and all of the Other Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

22. Modifications. No modification of this Amendment or any of the Other Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

23. Headings. The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

24. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

KENEXA TECHNOLOGY, INC.

By:	/S/ DONALD VOLK
Name/Title:	Donald F. Volk, CFO

PNC BANK, NATIONAL ASSOCIATION, as Agent and sole Lender

By:	/S/ DANIEL TAKOUSHIAN
Name/Title:	Daniel Takoushian, V.P.

Each of the undersigned, intending to be legally bound hereby, (i) consents and agrees to the foregoing Second Amendment and Modification to Loan Agreement dated of even date herewith (the “Amendment”), and all terms thereof, (ii) agrees that such Amendment shall in no way affect or impair the undersigned’s obligations under those certain Guaranty by Corporation from each the undersigned to Agent dated July 15, 2003 (collectively, the “Guaranties”), or under any other documents executed or delivered pursuant thereto or in connection therewith and (iii) ratifies and confirms all terms and conditions of the Guaranties, all as of the date hereof.

KENEXA CORPORATION, a Pennsylvania corporation

By:	/S/ DONALD VOLK
Name/Title:	Donald F. Volk, CFO

NEXTWORX, INC., a Pennsylvania corporation

By:	/S/ DONALD VOLK
Name/Title:	Donald F. Volk, CFO